Exhibit 99.1

Progress Energy announces 2006 fourth-quarter and full-year results;
sees benefit from restructuring

Highlights:

Fourth Quarter 2006
♦
Reports fourth quarter GAAP earnings of $1.01 per share, compared to $0.62 per share for the same period last year, reflecting the one-time gain on the sale of natural gas assets, partially offset by the asset impairment in Progress Ventures

♦	Reports ongoing earnings of $0.65 per share, compared to $0.72 per share for the same period last year, reflecting lower production from synthetic fuels and mild weather

Full Year 2006
♦	Reports 2006 GAAP earnings of $2.28 per share, compared to $2.82 per share in 2005

♦	Reports core ongoing earnings of $2.60 per share, compared to guidance of $2.45 to $2.65 per share

RALEIGH, N.C. (Feb. 14, 2007) - Progress Energy [NYSE: PGN] announced fourth-quarter net income of $255 million, or $1.01 per share, compared with net income of $154 million or $0.62 per share, for the same period last year. The favorable year-over-year variance is due primarily to the recognition of the gain on the sale of our natural gas assets, which was partially offset by the impairment of assets owned by Progress Ventures. Fourth-quarter ongoing earnings were $164 million or $0.65 per share, compared to $179 million or $0.72 per share, last year. The unfavorable year-over-year variance is due primarily to lower production from synthetic fuels. Also contributing to the variance this quarter was mild weather. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

Progress Energy also announced full-year net income of $571 million, or $2.28 per share, compared to $697 million, or $2.82 per share, for the same period last year. Full-year 2006 ongoing earnings were $646 million, or $2.58 per share, down from $818 million, or $3.31 per share, last year. The year-over-year variance in ongoing earnings is driven primarily by unfavorable results from our non-core operations due to lower synthetic fuel production and the impact of recording a 35 percent reserve against the value of 2006 synthetic fuel tax credits. Also affecting our annual earnings was mild weather.

“2006 was a very good year for Progress Energy,” said Bob McGehee, chairman and CEO. “We achieved very positive financial results, and we took significant steps in strategically positioning the company to enter an era of expansion and growth in our utilities. Our balance sheet is strong, our mission is clear, and our people are delivering superior operating results.”

Core ongoing earnings, which exclude the ongoing earnings from the company’s coal and synthetic fuel operations, were $2.60 per share, compared with $2.64 per share last year. The unfavorable year-over-year weather impact of $0.19, higher O&M expenses at Progress Energy Carolinas due to planned nuclear outages, and a prior-year gain on the sale of Progress Energy Florida’s Winter Park distribution system were partially offset by higher growth at both utilities and the impact of the 2005 write-off of unrecoverable storm costs at Progress Energy Florida.

Non-core ongoing earnings resulted in a loss of $0.02 per share, compared with earnings of $0.67 per share last year, primarily due to lower levels of synthetic fuel production and tax credits. Also impacting non-core earnings was the recording of a 35 percent reserve of 2006 synthetic fuel tax credits as a result of high oil prices.

2007 CORE ONGOING EARNINGS GUIDANCE

“Our restructuring efforts in 2006 have allowed us to remain focused on improving our core business and positioning ourselves for future growth,” McGehee said. “Based on our 2007 business plan, we have set a core ongoing earnings target of $2.70 to $2.90 per share. We expect to produce ongoing earnings growth in 2007 and 2008 substantially greater than the 3 percent to 5 percent that we previously targeted for our core businesses. Furthermore, we continue to expect to achieve our dividend payout ratio of approximately 80 percent of core ongoing earnings in 2008, which puts us on a strong path of achieving our long-term payout ratio goal of 70 percent to 75 percent.”

We are currently producing synthetic fuel and have entered into an oil hedge to provide protection for the equivalent of approximately 8 million tons of 2007 synthetic fuel production. The company is not providing 2007 non-core earnings guidance at this time.

The 2007 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments, coal and synthetic fuel operations and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2007 earnings guidance figures due to the uncertain nature and amount of these adjustments.

RECENT DEVELOPMENTS

•	Provided 2007 core ongoing earnings guidance of $2.70-$2.90 per share driven primarily by our debt restructuring and earnings growth in the company’s regulated utilities.
•	Increased quarterly dividend to 61 cents per share from 60.5 cents per share, representing the 19th consecutive year of dividend growth.
•	Announced the reclassification of the balance of the operations in Progress Ventures to discontinued operations following the board of directors’ approval of the company’s disposition plan.
•	Redeemed $1.3 billion of holding company debt in the fourth quarter and reduced total holding company debt by $1.7 billion for the year.
•
Received approval from Florida regulators of alternative cost-recovery mechanisms for the recovery of costs incurred in the siting, design, licensing and construction of a nuclear plant, including annual prudency review.

•	Selected a potential site in Levy County, Fla., as the preferred location for a new nuclear plant, if the decision is made in the future to build a new plant.
•	Submitted a license-renewal application to the U.S. Nuclear Regulatory Commission for the Harris Nuclear Plant requesting 20 additional years of operation.
•
Announced a long-term wholesale power agreement at Progress Energy Florida with Shady Hills Power Company to purchase 500 megawatts of capacity and energy for an additional 10 years, extending an existing agreement that was scheduled to expire in 2014.

•
Announced a long-term wholesale power agreement at Progress Energy Florida with Seminole Electric Cooperative to provide 750 megawatts of capacity and energy for an additional seven years, extending an existing agreement that was scheduled to expire at the end of 2013.

•	Named ServiceOne™ Award winner for exceptional customer service operations by PA Consulting Group for second straight year.
•	Awarded the Excellence in Workplace Diversity Award by the South Carolina Diversity Council and the South Carolina Chamber of Commerce.

Press releases regarding various announcements are available on the company’s Web site at: www.progress-energy.com/aboutus/news.

YEAR-END 2006 BUSINESS HIGHLIGHTS

Below are the 2006 highlights for the company’s business units. See the reconciliation table on page S-2 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share.

Progress Energy Carolinas

•	Reported ongoing earnings per share of $1.81, compared with $2.13 last year; GAAP earnings per share of $1.81, compared with $1.99 last year.
•	Realized a net average customer increase of 29,000 during the last 12 months.
•	Reported unfavorable weather and higher O&M expenses primarily due to planned nuclear outages. Also reported unfavorability due to the prior year gain on land sales and lower excess generation sales.
•
Reported strong customer growth, higher interest income, higher long-term contract wholesale sales and higher other income driven by the impact of current-year reclassification of prior-year environmental indemnification expenses.

•
Earnings in 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of the Public Utilities Holding Company Act (PUHCA). The result is an increase in tax expense at Progress Energy Carolinas, offset by decreased tax expense at Corporate and Other Businesses.

Progress Energy Florida

•	Reported ongoing earnings per share of $1.31, compared with $1.31 last year; GAAP earnings per share of $1.31, compared with $1.05 last year.
•	Realized a net average customer increase of 35,000 during the last 12 months.
•	Reported lower O&M expenses primarily due to the prior-year write-off of unrecovered storm costs and lower nuclear outage costs.
•	Reported increased growth and higher rental and other miscellaneous service revenues, partially offset by unfavorable weather.
•	Reported prior year gain on the sale of the Winter Park distribution system and increased interest expense, partially offset by higher interest income.
•
Earnings for 2006 no longer reflect the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is an increase in tax expense at Progress Energy Florida, offset by decreased tax expense at Corporate and Other Businesses.

See the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported ongoing after-tax expenses of $0.52 per share compared with ongoing after-tax expenses of $0.80 last year; GAAP after-tax expenses of $0.68 per share, compared with after-tax expense of $0.85 last year.

•	Reported increased interest expense due to the reduction in interest allocated to discontinued operations, partially offset by favorability from debt reduction at the holding company.
•	Reported gain on sale of Level 3 stock received as part of sale of Progress Telecom.
•
Removed the allocation of the tax benefit not associated with acquisition interest expense to subsidiaries due to the repeal of PUHCA. The result is decreased tax expense at Corporate and Other Businesses, offset primarily by increased tax expense at Progress Energy Carolinas and Progress Energy Florida.

Non-Core Operations (Coal and Synthetic Fuels)

•	Reported ongoing loss per share of $0.02, compared with ongoing earnings of $0.67 last year; GAAP loss of $0.33 per share, compared with earnings of $0.64 per share last year.
•	Decreased synthetic fuel sales to 3.7 million tons, down from 10.1 million tons last year.
•	Recorded a 35 percent reserve against the value of the tax credits associated with 2006 production due to estimated oil price phase out.
•	Reported lower gain on the monetization of the Colona synthetic fuel facilities this year.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following tables provide a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended December 31
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$0.60	$0.05	$0.65	$0.46	$0.26	$0.72
Intraperiod tax allocation	0.03	-	0.03	(0.11)	-	(0.11)
CVO mark-to-market	-	-	-	0.01	-	0.01
Discontinued operations**	0.50	-	0.50	(0.02)	-	(0.02)
Loss on debt redemption	(0.14)	-	(0.14)	-	-	-
Impairment	-	(0.03)	(0.03)	-	-	-
Postretirement and severance charges	-	-	-	0.02	-	0.02
Reported GAAP earnings per share	$0.99	$0.02	$1.01	$0.36	$0.26	$0.62
Shares outstanding (millions)			252			248

* Previously reported 2005 results have been restated to reflect discontinued operations.
** Includes gain on sale of natural gas assets and impairment of Progress Ventures assets in 2006.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Twelve Months Ended December 31
	2006			2005*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$2.60	$(0.02)	$2.58	$2.64	$0.67	$3.31
CVO mark-to-market	(0.10)	-	(0.10)	0.03	-	0.03
Discontinued operations**	0.25	(0.02)	0.23	(0.08)	(0.02)	(0.10)
Loss on debt redemption	(0.14)	-	(0.14)	-	-	-
Impairments	-	(0.29)	(0.29)	-	-	-
Postretirement and severance charges	-	-	-	(0.41)	(0.01)	(0.42)
Reported GAAP earnings per share	$2.61	$(0.33)	$2.28	$2.18	$0.64	$2.82
Shares outstanding (millions)			250			247

* Previously reported 2005 results have been restated to reflect discontinued operations.
** Includes gain on sale of natural gas assets and impairment of Progress Ventures assets in 2006.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current year and quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.03 for the quarter and but has no impact on the company’s annual earnings. An effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in Oct. 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market had no material earnings impact for the quarter and decreased earnings per share by $0.10 for the year. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Progress Telecom, LLC Discontinued Operations

On March 20, 2006, we completed the sale of Progress Telecom, LLC (PT LLC). Discontinued PT LLC operations increased earnings per share by $0.01 for the quarter and increased earnings per share by $0.11 for the year.

Due to its sale, the operations of PT LLC are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006, we signed an agreement to sell certain net assets of the coal mining business for $23 million and the sale closed on May 1, 2006. The remaining coal mining operations are expected to be sold in the first quarter of 2007. Discontinued coal mining operations had no material earnings impact for the quarter and decreased earnings per share by $0.05 for the year.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Progress Rail Discontinued Operations

On March 24, 2005, we completed the sale of Progress Rail Services Corp. (Progress Rail) to One Equity Partners, LLC, and the net proceeds were used to pay down debt. Discontinued Progress Rail operations decreased earnings per share by $0.01 for the quarter and decreased earnings per share by $0.03 for the year.

Due to its sale, the operations of Progress Rail are reported as discontinued operations in the accompanying financial statements and therefore management does not believe this activity is representative of the ongoing operations of the company.

Rowan and DeSoto Plant Discontinued Operations

On May 31 and Aug. 31, 2006, we completed the sale of the DeSoto and Rowan nonregulated generation plants respectively. Discontinued Rowan and DeSoto operations decreased earnings by $0.39 per share for the quarter and decreased earnings by $0.23 per share for the year.

Due to the sale, the operations of the Rowan and DeSoto facilities are reported as discontinued operations in the accompanying financial statements; therefore, management does not believe this activity is representative of the ongoing operations of the company.

Winchester Energy (Natural Gas Operations) Discontinued Operations

On Oct. 2, 2006, we completed the sale of Winchester Energy. Discontinued Winchester Energy operations increased earnings by $1.18 per share for the quarter and increased earnings by $1.53 per share for the year.

Due to the sale, the operations of Winchester Energy are reported as discontinued operations in the accompanying financial statements; therefore, management does not believe this activity is representative of the ongoing operations of the company.

CCO Discontinued Operations

On Dec. 13, 2006, our board of directors approved a plan to pursue the disposition of substantially all of Progress Ventures, Inc.’s Competitive Commercial Operations physical and commercial assets, which include approximately 1,900 megawatts of power generation facilities in Georgia, as well as forward gas and power contracts, gas transportation, storage and structured power and other contracts, including the full requirements contracts with 16 Georgia Electric Membership Cooperatives. We expect to complete the disposition plan in 2007. As a result of the disposition plan, we recorded an after tax estimated loss on the sale of $226 million in Dec. 2006. Discontinued CCO operations decreased earnings per share by $0.29 for the quarter and decreased earnings per share by $1.13 for the year.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Other Discontinued Operations

Discontinued operations related to the sale of Dixie Fuels and commitment to sell other fuels businesses had no material earnings impact for the quarter and increased earnings per share by $0.03 for the year.

Due to the sale or commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Loss on redemption of debt

On Nov. 27, 2006, Progress Energy redeemed the entire outstanding $350 million principal amount of its 6.05% Senior Notes due April 15, 2007, and the entire outstanding $400 million principal amount of its 5.85% Senior Notes due Oct. 30, 2008. On Dec. 6, 2006, Progress Energy repurchased, pursuant to a tender offer, $550 million, or approximately 53.0 percent, of the aggregate principal amount of its 7.10% Senior Notes due March 1, 2011. The company recognized a total pre-tax loss of $59 million in conjunction with these redemptions. The loss on the redemptions decreased earnings per share for the quarter and year by $0.14. This loss is of a non-recurring nature and is not representative of the ongoing operations of the company.

Impairment of Operations Related to Synthetic Fuel

On May 22, 2006, we announced that our synthetic fuel production facilities were idled. Due to the idling of these facilities we performed an impairment test of all synthetic fuel and other related long-lived assets during the second quarter. Based on the results of the impairment test, we recorded after-tax impairment charges of $0.22 per share in the second quarter. These charges represent the entirety of the asset carrying value of our synthetic fuel intangible assets and manufacturing facilities, as well as a portion of the asset carrying value associated with the river terminals at which the synthetic fuel manufacturing facilities are located. Management does not believe this impairment is representative of the ongoing operations of the company.

Impairment Related to the Write-Off of State Net Operating Losses

Due to the disposition plans relating to Progress Ventures, Inc.'s nonregulated generation facilities, we evaluated previously recorded state net operating losses for potential impairment during the second and fourth quarters of 2006. Based on the results of these evaluations, we impaired the state net operating losses by recording a valuation allowance for state net operation losses of $0.06 per share in the fourth quarter and $0.10 per share for the year. Of the total valuation allowance, approximately $0.07 per share was recorded in the Coal and Synthetic Fuels segment and the remaining $0.03 per share was recorded as discontinued operations. Management does not believe this impairment is representative of the ongoing operations of the company.

Cost-Management Restructuring Charge

On Feb. 28, 2005, as part of a previously announced cost-management initiative, Progress Energy approved a workforce restructuring, which resulted in a reduction of approximately 450 positions.
In connection with the cost-management initiative, the company incurred approximately $0.42 per share after-tax of estimated future payments for severance benefits for 2005, and, due to lowering the estimated cost in the fourth quarter of 2005, reduced expense by $0.02 per share. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the company’s ongoing operations.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held Feb. 14, 2007, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 312-1293, confirmation code 9141076. If you encounter problems, please contact Amy Finelli at (919) 546-2233. A playback of the call will be available from 1 p.m. ET Feb. 14 through midnight on Feb. 28, 2007. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 9141076.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time. A podcast of the event will also be available at www.progress-energy.com.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial (913) 981-5547, confirmation code 5055414.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues. The company's holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes energy marketing and other nonregulated operations. Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. Progress Energy was the 2005 recipient of the prestigious J.D. Power and Associates Founder’s Award for dedication, commitment and sustained improvement in customer service. For more information about Progress Energy, visit the company's Web site at http://www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost recovery clauses; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover through the regulatory process costs associated with future significant weather events; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; our ability to maintain their current credit ratings and the impact on our financial condition and ability to meet their cash and other financial obligations in the event their credit ratings are downgraded below investment grade; the impact that increases in leverage may have on the company; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; our ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2007; our ability to use Internal Revenue Code Section 29/45K (Section 29/45K) tax credits related to our coal-based solid synthetic fuels businesses; the impact that future crude oil prices may have on our earnings from synthetic fuels; the execution of our announced intent to dispose of our Competitive Commercial Operations (CCO) business and additional resulting charges to income, which could exceed $200 million; our ability to manage the risks involved with the CCO business, including dependence on third parties and related counter-party risks, until completion of our disposal strategy; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months ended December 31		Year ended December 31
(in millions except per share data)	2006	2005	2006	2005
Operating revenues
Electric	$2,056	$1,982	$8,722	$7,945
Diversified business	217	313	848	1,223
Total operating revenues	2,273	2,295	9,570	9,168
Operating expenses
Utility
Fuel used in electric generation	749	647	3,008	2,359
Purchased power	220	209	1,100	1,048
Operation and maintenance	367	413	1,583	1,770
Depreciation and amortization	304	275	1,009	922
Taxes other than on income	120	104	500	460
Other	(1)	(5)	(3)	(37)
Diversified business
Cost of sales	226	335	898	1,353
Depreciation and amortization	2	10	23	41
Impairments of assets	-	-	91	-
Gain on the sale of assets	-	(26)	(4)	(30)
Other	12	8	56	62
Total operating expenses	1,999	1,970	8,261	7,948
Operating income	274	325	1,309	1,220
Other income (expense)
Interest income	24	5	61	16
Other, net	(17)	(5)	(18)	(7)
Total other income	7	-	43	9
Interest charges
Net interest charges	159	138	632	587
Allowance for borrowed funds used during construction	(3)	(3)	(7)	(13)
Total interest charges, net	156	135	625	574
Income from continuing operations before income tax and minority interest	125	190	727	655
Income tax (benefit) expense	(1)	36	204	(37)
Income from continuing operations before minority interest	126	154	523	692
Minority interest in subsidiaries’ loss (income), net of tax	1	5	(9)	29
Income from continuing operations	127	159	514	721
Discontinued operations, net of tax	127	(4)	57	(25)
Cumulative effect of changes in accounting principles, net of tax	-	-	-	1
Net income	$254	$155	$571	$697
Average common shares outstanding - basic	252	248	250	247
Basic earnings per common share
Income from continuing operations	$0.51	$0.64	$2.05	$2.92
Discontinued operations, net of tax	0.50	(0.02)	0.23	(0.10)
Net income	$1.01	$0.62	$2.28	$2.82
Diluted earnings per common share
Income from continuing operations	$0.51	$0.64	$2.05	$2.92
Discontinued operations, net of tax	0.50	(0.02)	0.23	(0.10)
Net income	$1.01	$0.62	$2.28	$2.82
Dividends declared per common share	$0.610	$0.605	$2.43	$2.38

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31	December 31
ASSETS	2006	2005
Utility plant
Utility plant in service	$23,743	$22,940
Accumulated depreciation	(10,064)	(9,602)
Utility plant in service, net	13,679	13,338
Held for future use	10	12
Construction work in process	1,289	813
Nuclear fuel, net of amortization	267	279
Total utility plant, net	15,245	14,442
Current assets
Cash and cash equivalents	265	605
Short-term investments	71	191
Receivables, net	930	997
Inventory	969	823
Deferred fuel cost	196	602
Deferred income taxes	159	37
Assets of discontinued operations	887	2,566
Prepayments and other current assets	108	186
Total current assets	3,585	6,007
Deferred debits and other assets
Regulatory assets	1,231	854
Nuclear decommissioning trust funds	1,287	1,133
Diversified business property, net	31	78
Miscellaneous other property and investments	456	476
Goodwill	3,655	3,655
Intangibles, net	-	59
Other assets and deferred debits	211	358
Total deferred debits and other assets	6,871	6,613
Total assets	$25,701	$27,062
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 256 and 252 million shares issued and outstanding, respectively	$5,791	$5,571
Unearned ESOP shares (2 and 3 million shares, respectively)	(50)	(63)
Accumulated other comprehensive loss	(49)	(104)
Retained earnings	2,594	2,634
Total common stock equity	8,286	8,038
Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	10	36
Long-term debt, affiliate	271	270
Long-term debt, net	8,564	10,176
Total capitalization	17,224	18,613
Current liabilities
Current portion of long-term debt	324	513
Accounts payable	712	601
Interest accrued	171	208
Dividends declared	156	152
Short-term obligations	-	175
Customer deposits	227	200
Liabilities of discontinued operations	189	542
Income taxes accrued	284	116
Other current liabilities	755	542
Total current liabilities	2,818	3,049
Deferred credits and other liabilities
Noncurrent income tax liabilities	306	198
Accumulated deferred investment tax credits	151	163
Regulatory liabilities	2,543	2,527
Asset retirement obligations	1,306	1,242
Accrued pension and other liabilities	957	865
Other liabilities and deferred credits	396	405
Total deferred credits and other liabilities	5,659	5,400
Commitments and contingencies
Total capitalization and liabilities	$25,701	$27,062

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Twelve months ended December 31,	2006	2005
Operating activities
Net income	$571	$697
Adjustments to reconcile net income to net cash provided by operating activities
(Income) loss from discontinued operations, net of tax	(57)	25
Gain on sale of operating assets	(7)	(67)
Impairment of long-lived assets and investments	92	-
Charges for voluntary enhanced retirement program	-	159
Depreciation and amortization	1,119	1,083
Deferred income taxes	(72)	(379)
Investment tax credit	(12)	(13)
Deferred fuel cost (credit)	396	(317)
Other adjustments to net income	85	157
Cash provided (used) by changes in operating assets and liabilities
Receivables	47	(154)
Inventories	(171)	(136)
Prepayments and other current assets	(71)	(78)
Accounts payable	46	103
Other current liabilities	(70)	109
Regulatory assets and liabilities	11	(74)
Other liabilities and deferred credits	(44)	101
Other assets and deferred debits	49	(41)
Net cash provided by operating activities	1,912	1,175
Investing activities
Gross utility property additions	(1,423)	(1,080)
Diversified business property additions	(2)	(6)
Nuclear fuel additions	(114)	(126)
Proceeds from sales of discontinued operations and other assets, net of cash divested	1,654	475
Purchases of available-for-sale securities and other investments	(2,452)	(3,985)
Proceeds from sales of available-for-sale securities and other investments	2,631	3,845
Other investing activities	(23)	(37)
Net cash provided (used) by investing activities	271	(914)
Financing activities
Issuance of common stock	185	208
Proceeds from issuance of long-term debt, net	397	1,642
Net decrease in short-term indebtedness	(175)	(509)
Retirement of long-term debt	(2,200)	(564)
Dividends paid on common stock	(607)	(582)
Cash distributions to minority interests of consolidated subsidiary	(79)	-
Other financing activities	11	34
Net cash (used) provided by financing activities	(2,468)	229
Cash provided (used) by discontinued operations
Operating activities	86	294
Investing activities	(141)	(232)
Financing activities	-	(2)
Net (decrease) increase in cash and cash equivalents	(340)	550
Cash and cash equivalents at beginning of period	605	55
Cash and cash equivalents at end of the period	$265	$605

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
Fourth Quarter 2006 vs. 2005

	Regulated Utilities
($ per share)	Carolinas	Florida	Former Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2005 GAAP earnings	0.51	0.22	(0.02)	(0.35)	0.36		0.26		0.62
Intraperiod tax allocation	(0.03)			0.14	0.11	A			0.11
Discontinued operations			0.02		0.02	B			0.02
CVO mark-to-market				(0.01)	(0.01)	C			(0.01)
Severance costs	(0.01)	(0.01)			(0.02)	D			(0.02)
2005 ongoing earnings	0.47	0.21	-	(0.22)	0.46		0.26		0.72

Weather - retail	(0.06)	(0.03)			(0.09)				(0.09)

Other retail - growth and usage	0.01	0.03			0.04				0.04

Other retail margin	0.02				0.02	E			0.02

Wholesale	(0.08)				(0.08)	F			(0.08)

O&M	0.05	0.05			0.10	G			0.10

Other	0.03			0.02	0.05	H			0.05

Joint owner indemnification	0.11				0.11	I			0.11

Depreciation & Amortization	(0.04)				(0.04)	J			(0.04)

Interest charges	(0.06)			(0.02)	(0.08)	K			(0.08)

Net diversified business				0.01	0.01		(0.21)	L	(0.20)

Taxes	(0.03)	(0.02)		0.15	0.10	M			0.10

2006 ongoing earnings	0.42	0.24	-	(0.06)	0.60		0.05		0.65
Intraperiod tax allocation		0.01		0.02	0.03	A			0.03
Discontinued operations			0.50		0.50	B			0.50
Impairments					-		(0.03)	N	(0.03)
Loss on debt redemption				(0.14)	(0.14)	O			(0.14)
2006 GAAP earnings	0.42	0.25	0.50	(0.18)	0.99		0.02		1.01

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.
A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) CCO operations and 2) Gas operations.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -	Severance costs recorded in the fourth quarter of 2005 associated with the cost management initiative and voluntary enhanced retirement program.
E -	Carolinas - Favorable primarily due to non-fuel clause purchased power.
F -	Carolinas - Unfavorable primarily due to lower excess generation margin.
G -	Carolinas - Favorable primarily due to reversal of environmental remediation expenses pursuant to regulatory orders.
Florida - Favorable primarily due to lower nuclear outage costs and prior year write-off of previously recovered GridFlorida RTO startup costs.
H -	Carolinas - Favorable primarily due to increased interest income on temporary investments and under-recovered fuel costs.
Corporate and Other - Favorable primarily due to increased interest income on temporary investments due to proceeds from divestitures.
I -	Carolinas - Favorable primarily due to the reclassification of loss in excess of joint owner's indemnification agreement. This expense was reclassified as Clean Smokestacks Act amortization.
J -	Carolinas - Unfavorable primarily due to increased Clean Smokestacks Act amortization, deferred environmental cost amortization and impact of increases in depreciable base.
K -	Carolinas - Unfavorable primarily due to the prior year reversal of interest expense related to resolved tax matters.
Corporate and Other - Unfavorable primarily due to the decrease in the interest allocated to discontinued operations partially offset by lower interest expense due to lower holding company debt.
L -	Coal and Synthetic Fuels - Unfavorable primarily due to lower synthetic fuels production, tax credit reserve of 35% due to estimated phase-out and lower gain on Colona monetization.
M -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.

Corporate and Other - Favorable primarily due to prior year allocation to subsidiaries of tax benefit not associated with acquisition interest expense and prior year tax true-ups. Due to the repeal of PUHCA in 2006, this tax benefit is no longer allocated to subsidiaries.

N -	Coal and Synthetic Fuels - Impairment includes a portion of the write-off of state net operating loss carry forwards.
O -	Corporate and Other - Loss associated with the redemption of a total of $1.3 billion of Senior Notes in the fourth quarter of 2006.

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-2
Unaudited
Progress Energy, Inc.
Earnings Variances
Year-to-Date 2006 vs. 2005
	Regulated Utilities
($ per share)	Carolinas	Florida	Former Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2005 GAAP earnings	1.99	1.05	(0.01)	(0.85)	2.18		0.64		2.82
Discontinued operations			0.01	0.07	0.08	A	0.02	A	0.10
CVO mark-to-market				(0.03)	(0.03)	B			(0.03)
Severance costs	0.14	0.26		0.01	0.41	C	0.01	C	0.42
2005 ongoing earnings	2.13	1.31	-	(0.80)	2.64		0.67		3.31

Weather - retail	(0.16)	(0.03)			(0.19)				(0.19)

Other retail - growth and usage	0.06	0.06			0.12				0.12

Wholesale	0.01				0.01				0.01

O&M	(0.11)	0.09			(0.02)	D			(0.02)

Other	0.06	0.08		0.03	0.17	E			0.17

Joint owner indemnification	0.08				0.08	F			0.08

Depreciation & amortization	(0.03)				(0.03)	G			(0.03)

Sale of assets	(0.03)	(0.06)			(0.09)	H			(0.09)

Interest charges	(0.05)	(0.06)		(0.03)	(0.14)	I			(0.14)

Net diversified business				0.05	0.05	J	(0.69)	J	(0.64)

Taxes	(0.12)	(0.06)		0.22	0.04	K			0.04

Share dilution	(0.03)	(0.02)		0.01	(0.04)				(0.04)

2006 ongoing earnings	1.81	1.31	-	(0.52)	2.60		(0.02)		2.58
Discontinued operations			0.17	0.08	0.25	A	(0.02)	A	0.23
CVO mark-to-market				(0.10)	(0.10)	B			(0.10)
Impairments					-		(0.29)	L	(0.29)
Loss on debt redemption				(0.14)	(0.14)	M			(0.14)
2006 GAAP earnings	1.81	1.31	0.17	(0.68)	2.61		(0.33)		2.28
Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.
A -	Discontinued operations from sales of 1) Progress Rail 2) Progress Telecom 3) CCO operations 4) Coal Mining businesses 5) Gas operations and 6) Dixie Fuels and Other Fuels businesses.
B -	Corporate and Other - Impact of change in market value of outstanding CVO's.
C -	Severance costs recorded in the 2005 associated with the cost management initiative and voluntary enhanced retirement program.
D -	Carolinas - Unfavorable primarily due to outages at nuclear facilities and capital project write-offs.
Florida - Favorable primarily due to the 2005 write-off of unrecoverable storm restoration costs and lower nuclear outage costs.
E -	Carolinas - Favorable primarily due to interest income on temporary investments and underrecovered fuel costs.
Florida - Favorable primarily due to increased rental and other miscellaneous revenue and interest income on temporary investments and unrecovered storm restoration costs.
Corporate and Other - Favorable primarily due to increased interest income on temporary investments due to proceeds from divestitures.
F -	Carolinas - Favorable primarily due to the reclassification of loss in excess of joint owner's indemnification agreement. This expense was reclassified as Clean Smokestacks Act amortization.
G -	Carolinas - Unfavorable primarily due to the impact of increases in depreciable base and deferred environmental cost amortization partially offset by a decrease in Clean Smokestacks Act amortization.
H -	Carolinas - Unfavorable primarily due to prior year gain on Tillery land sales.
Florida - Unfavorable primarily due to prior year gain on sale of Winter Park distribution assets.
I -	Carolinas - Unfavorable primarily due to the increase in average long-term debt.
Florida - Unfavorable primarily due to the increase in average long-term debt.
Corporate and Other - Unfavorable primarily due to the decrease in the interest allocated to discontinued operations partially offset by lower interest expense due to lower holding company debt.
J -	Corporate and Other - Favorable primarily due to the gain on sale of Level 3 stock as part of the Progress Telecom sale.
Coal and Synthetic Fuels - Unfavorable primarily due to lower synthetic fuels production, tax credit reserve of 35% due to estimated phase-out and lower gain on Colona monetization.
K -	Carolinas - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense and prior year benefit related to a federal tax matter.
Florida - Unfavorable primarily due to prior year allocation of tax benefit not associated with acquisition interest expense.

Corporate and Other - Favorable primarily due to prior year allocation to subsidiaries of tax benefit not associated with acquisition interest expense and prior year tax true-ups. Due to the repeal of PUHCA in 2006, this tax benefit is no longer allocated to subsidiaries.

L -
Coal and Synthetic Fuels - Impairment of Synthetic Fuel's intangible and long-lived assets and a partial impairment of terminal assets. Impairment also includes a portion of the write-off of state net operating loss carry forwards.

M -	Corporate and Other - Loss associated with the redemption of a total of $1.3 billion of Senior Notes in the fourth quarter of 2006.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited
	Three Months Ended			Three Months Ended			Percentage Change
	December 31, 2006			December 31, 2005			From December 31, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$329	$540	$869	$323	$479	$802	1.9%	12.7%
Commercial	245	282	527	230	238	468	6.5	18.5
Industrial	176	82	258	173	73	246	1.7	12.3
Governmental	22	78	100	22	64	86	-	21.9
Provision for retail revenue sharing	-	-	-	-	2	2	-	-
Total Retail	$772	$982	$1,754	$748	$856	$1,604	3.2	14.7
Wholesale	156	84	240	212	107	319	(26.4)	(21.5)
Unbilled	20	(25)	(5)	24	(28)	(4)	-	-
Miscellaneous revenue	22	45	67	25	38	63	(12.0)	18.4
Total Electric	$970	$1,086	$2,056	$1,009	$973	$1,982	(3.9)%	11.6%

Energy Sales (millions of kWh)
Retail
Residential	3,518	4,596	8,114	3,649	4,652	8,301	(3.6)%	(1.2)%
Commercial	3,113	2,935	6,048	3,138	2,935	6,073	(0.8)	-
Industrial	3,004	987	3,991	3,075	1,046	4,121	(2.3)	(5.6)
Governmental	338	844	1,182	347	830	1,177	(2.6)	1.7
Total Retail	9,973	9,362	19,335	10,209	9,463	19,672	(2.3)	(1.1)
Wholesale	3,324	1,191	4,515	4,038	1,401	5,439	(17.7)	(15.0)
Unbilled	257	(765)	(508)	349	(724)	(375)	-	-
Total Electric	13,554	9,788	23,342	14,596	10,140	24,736	(7.1)%	(3.5)%

Energy Supply (millions of kWh)
Generated - steam	6,414	4,536	10,950	7,570	6,032	13,602
nuclear	6,301	1,736	8,037	6,218	800	7,018
combustion turbines/combined cycle	316	1,733	2,049	286	1,741	2,027
hydro	155	-	155	137	-	137
Purchased	880	2,352	3,232	892	2,243	3,135
Total Energy Supply (Company Share)	14,066	10,357	24,423	15,103	10,816	25,919

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,069	144		1,240	195		(13.8)%	(26.2)%
- Normal	1,205	192		1,217	192

Cooling Degree Days - Actual	54	433		102	447		(47.1)%	(3.1)%
- Normal	67	455		66	455

Impact of retail weather to normal on EPS	($0.04)	($0.02)	($0.06)	$0.02	$0.00	$0.02

	Twelve Months Ended			Twelve Months Ended			Percentage Change
	December 31, 2006			December 31, 2005			From December 31, 2005
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$1,462	2,361	3,823	$1,422	$2,001	$3,423	2.8%	18.0%
Commercial	1,004	1,152	2,156	940	948	1,888	6.8	21.5
Industrial	711	346	1,057	684	284	968	3.9	21.8
Governmental	91	301	392	87	242	329	4.6	24.4
Provision for retail revenue sharing	-	1	1	-	(1)	(1)	-	-
Total Retail	$3,268	4,161	$7,429	$3,133	$3,474	$6,607	4.3	19.8
Wholesale	$720	319	1,039	759	344	1,103	(5.1)	(7.3)
Unbilled	(1)	(5)	(6)	4	(6)	(2)	-	-
Miscellaneous revenue	98	164	260	94	143	237	4.3	14.7
Total Electric	$4,085	$4,639	$8,722	$3,990	$3,955	$7,945	2.4%	17.3%

Energy Sales (millions of kWh)
Retail
Residential	16,259	20,021	36,280	$16,664	19,894	36,558	(2.4)%	0.6%
Commercial	13,358	11,975	25,333	13,313	11,945	25,258	0.3	0.3
Industrial	12,393	4,160	16,553	12,716	4,140	16,856	(2.5)	0.5
Governmental	1,419	3,276	4,695	1,410	3,198	4,608	0.6	2.4
Total Retail	43,429	39,432	82,861	44,103	39,177	83,280	(1.5)	0.7
Wholesale	14,584	4,533	19,117	15,673	5,464	21,137	(6.9)	(17.0)
Unbilled	(137)	(234)	(371)	(235)	(205)	(440)	-	-
Total Electric	57,876	43,731	101,607	59,541	44,436	103,977	(2.8)%	(1.6)%

Energy Supply (millions of kWh)
Generated - steam	28,985	19,785	48,770	29,780	22,526	52,306
nuclear	24,220	6,382	30,602	24,291	5,829	30,120
combustion turbines/combined cycle	2,106	9,751	11,857	2,475	8,874	11,349
hydro	594	-	594	749	-	749
Purchased	4,229	10,435	14,664	4,656	9,910	14,566
Total Energy Supply (Company Share)	60,134	46,353	106,487	61,951	47,139	109,090

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	2,833	442		3,209	513		(11.7)%	(13.8)%
- Normal	3,139	578		3,137	578

Cooling Degree Days - Actual	1,622	3,009		1,789	2,982		(9.3)%	0.9%
- Normal	1,672	2,983		1,673	2,983

Impact of retail weather to normal on EPS	($0.09)	($0.04)	($0.13)	$0.07	($0.01)	$0.06

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-4
Unaudited

Financial Statistics

	December 31, 2006	December 31, 2005
Return on average common stock equity (12 months ended)	7%	8.9%
Book value per common share	$32.71	$32.35
Capitalization
Common stock equity	47.2%	41.6%
Preferred stock of subsidiary and minority interest	0.6%	0.7%
Total debt	52.2%	57.7%
Total Capitalization	100.0%	100.0%

2005 Impact of Severance Charges

($ in millions)	Three months ended December 31, 2005		Twelve months ended December 31, 2005
Line of Business	Pre-tax	After-tax	Pre-tax	After-tax
Progress Energy Carolinas	($5)	($3)	$58	$35
Progress Energy Florida	(4)	(2)	107	64
Corporate and Other	-	-	2	1
Coal and Synthetic fuels	-	-	5	3
Total	($9)	($5)	$172	$103

2006 Impact of Discontinued Operations
(Earnings per share)	Twelve months ended December 31, 2006
Progress Telecom	$0.11
Coal Mine Operations	(0.05)
Progress Rail	(0.03)
Rowan and DeSoto Plants	(0.23)
Gas Operations	1.53
CCO Operations	(1.13)
Other	0.03
Total	$0.23